Exhibit 23.5

April 30, 2012

US AIRWAYS INC.

111 West Rio Salado Parkway

Tempe, Arizona 85281

Re:	Preliminary Prospectus Supplement (Class A Certificates and Class B Certificates), dated April 30, 2012, to the Prospectus dated December 3, 2009, included in Registration Statement No. 333-163463 of US Airways Group, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of April 18, 2012 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The appraisals are only estimates of aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

[Signature Page to FoIlow]

2101 wilson boulevard | suite 1001 | arlington, virginia 22201

phone: 1 703 276 3200 | fax: 1 703 276 3201

www.mba.aero

Sincerely,

MORTEN BEYER & AGNEW, INC.

/s/ Robert F. Agnew
Name: Robert F. Agnew Title: President & CEO
ISTAT Certified Senior Appraiser